Exhibit 10.03

EMPLOYMENT AGREEMENT
DATED FEBRUARY 1, 2019
BETWEEN CAROL MEYROWITZ AND THE TJX COMPANIES, INC.

INDEX
PAGE

1.	EFFECTIVE DATE; TERM OF AGREEMENT 1

2.	SCOPE OF EMPLOYMENT 1

3.	COMPENSATION AND BENEFITS 2

4.	TERMINATION OF EMPLOYMENT; IN GENERAL 4

5.	BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT 4

6.	OTHER TERMINATION 5

7.	CHANGE OF CONTROL 6

8.	AGREEMENT NOT TO SOLICIT; OTHER OBLIGATIONS 6

9.	ASSIGNMENT 9

10.	NOTICES 9

11.	CERTAIN EXPENSES 9

12.	WITHHOLDING; CERTAIN TAX MATTERS 10

13.	RELEASE 10

14.	GOVERNING LAW 11

15.	ARBITRATION 11

16.	TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE 11

17.	WAIVER 11

18.	ENTIRE AGREEMENT 12

EXHIBIT A Certain Definitions	A-1

EXHIBIT B Definition of “Change of Control”	B-1

EXHIBIT C Change of Control Benefits	C-1

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CAROL MEYROWITZ
EMPLOYMENT AGREEMENT
AGREEMENT dated February 1, 2019 between Carol Meyrowitz (“Executive”) and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701(the “Company”).
RECITALS
The Company and Executive intend that Executive shall be employed by the Company on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.
AGREEMENT
The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:
1.EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective on February 3, 2019 (the “Effective Date”). Upon effectiveness of this Agreement on the Effective Date, the Amended and Restated Employment Agreement between the Company and Executive dated January 29, 2016, as amended by the Severance Plan (the “Prior Agreement”) shall terminate and be of no further force and effect. Prior to the Effective Date, the Prior Agreement shall remain in full force and effect; provided, that, for purposes of the first sentence of Section 5(b) of the Prior Agreement, the parties hereto acknowledge that execution of this Agreement shall constitute a mutual agreement to continue Executive’s employment beyond February 2, 2019. Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until January 29, 2022 (the “End Date”). The period of Executive’s employment by the Company from and after the Effective Date, whether under this Agreement or otherwise, is referred to in this Agreement as the “Employment Period.” This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly.
2.    SCOPE OF EMPLOYMENT.
(a) Nature of Services. Executive shall diligently perform the duties and responsibilities of Executive Chairman of the Company, including the duties and responsibilities of Chairman of the Board upon election or reelection to such position by the Board, and such other executive duties and responsibilities as shall from time to time be reasonably specified by the Board and as is reasonably agreed to by Executive. In any matter in which the Board or Committee deliberates or takes action with respect to this Agreement, Executive, if then a member of the body so deliberating or taking action, shall recuse herself.

(b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote such working time and attention as are required to perform her duties and responsibilities under this Agreement, and her best efforts to the performance of such duties and responsibilities. Executive may (i) make any passive investments where she is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) subject to approval by the Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), participate in charitable or community activities or in trade or professional organizations, (iii) subject to approval by the Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), hold directorships in other companies or enterprises, or (iv) engage in such other activities, not listed in (i), (ii) or (iii) above, as the Board or a committee thereof may approve; provided, that the Board or such committee shall have the right to limit such services as a director or such participation in charitable or community activities or in trade or professional organizations, or other activities approved pursuant to clause (iv), whenever the Board or such committee shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of her duties and responsibilities under this Agreement or is otherwise incompatible with those duties and responsibilities.
3.    COMPENSATION AND BENEFITS.
(a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be $1,040,000 per year or such other rate (not less than $1,040,000 per year) as the Committee may determine after Committee review not less frequently than annually.
(b) Existing Awards. Reference is made to outstanding awards to Executive of stock options, performance-based stock awards, performance share units (“PSUs”) and restricted stock units (“RSUs”) made prior to the Effective Date under the Company’s Stock Incentive Plan (as it may be amended and including any successor, the “Stock Incentive Plan”), to the award opportunity granted to Executive for FYE 2019 under the Company’s Management Incentive Plan (“MIP”), and to award opportunities granted to Executive under the Company’s Long Range Performance Incentive Plan (“LRPIP”) for cycles beginning before the Effective Date. Each of such awards outstanding immediately prior to the Effective Date shall continue for such period or periods and in accordance with such terms as are set out in the applicable grant, award certificate, award agreement and other governing documents relating to such awards and shall not be affected by the terms of this Agreement except as provided in Section 3(c)(i) below or as otherwise expressly provided herein.
(c) New Awards. During the Employment Period, Executive will be eligible to participate in stock-based awards (not including new stock option awards) under the Stock Incentive Plan and in awards under MIP and LRPIP, in each case at a level commensurate with her position and responsibilities as specified below and subject to such terms as shall be established by the Committee consistent with the following provisions of this Section

3(c). Without limiting such other rights as Executive may have under awards granted under the Stock Incentive Plan:
(i) With respect to Stock Incentive Plan awards described in Section 3(b) (Existing Awards) and this Section 3(c) (New Awards), Executive will be entitled to tender shares of Company common stock not then subject to restrictions under any Company plan, or to have shares of stock deliverable under the awards held back, to satisfy tax withholding in connection with such awards, subject to such rules and limitations as the Company may prescribe.
(ii) During the Employment Period, at such time or times as new annual stock-based awards are typically recommended to the Committee for Company executives generally in each of FY2020, FY2021 and FY2022 and provided that Executive has remained in continuous service with the Company through the applicable grant date, Executive will be awarded PSUs and RSUs with a total grant date value of $5,000,000 (the “Annual Stock Awards”). Each Annual Stock Award that is a PSU will have a three-year performance-vesting period consisting of the fiscal year of grant and the following two fiscal years. The terms and conditions applicable to each Annual Stock Award shall otherwise be as prescribed by the Committee; provided, that each Annual Stock Award shall be subject to the prorated vesting provisions set forth in the applicable award agreements and described in Section 6(f) and Section 7 of the Severance Plan.
From and after the Effective Date, each award opportunity granted to Executive under MIP shall have a target award level that is no less than one hundred fifty percent (150%) of Executive’s Base Salary earned for the applicable fiscal year, and each award opportunity granted to Executive under LRPIP shall have a target award level that is no less than one hundred percent (100%) of Executive’s Base Salary for one year at the rate in effect at the time of such grant, determined in accordance with MIP and LRPIP.
(d) Qualified Plans; Other Deferred Compensation Plans. Executive shall be entitled during the Employment Period to participate in the Company’s tax-qualified retirement and profit-sharing plans, in SERP (Category B benefits or Category C benefits, whichever are greater), and in the ESP, in each case in accordance with the terms of the applicable plan (including, for the avoidance of doubt and without limitation, the amendment and termination provisions thereof); provided, that, subject to the foregoing, Executive’s accrued benefit under SERP shall at all times be fully vested; further provided, that Executive’s Category B benefits under SERP, when determined in accordance with the normal timing and payment-eligibility rules of SERP, shall be determined (if such methodology would produce a greater benefit for Executive) using as an interest assumption for purposes of Section 7.2(c)(i) of SERP the average of the Interest Rates for the calendar year in which Executive retires and the four preceding calendar years; and further provided, that Executive shall not be entitled to matching credits under ESP. The parties hereto acknowledge and agree that Executive is credited with the maximum number of years of service (20) taken into account in determining Category B benefits under SERP.
(e) Policies and Fringe Benefits. Executive shall be bound by and comply with all Company policies (including, without limitation, all codes of ethics and business conduct) applicable to its executives generally or that includes Executive by reason of her position and responsibilities. Executive shall be entitled to receive an automobile allowance commensurate with her position and all such other fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).
(f) Other. The Company is entitled to terminate Executive’s employment notwithstanding the fact that Executive may lose entitlement to benefits under the arrangements described above. Upon termination of her employment, Executive shall have no claim against the Company for loss arising out of ineligibility to exercise any stock options granted to her or otherwise in relation to any of the stock options or other stock-based awards granted to Executive, and the rights of Executive shall be determined solely by the rules of the relevant plan and award document.
4.    TERMINATION OF EMPLOYMENT; IN GENERAL.
(a) The Company shall have the right to end Executive’s employment at any time and for any reason, with or without Cause. Executive shall provide written notice to the Company of her decision to retire or otherwise terminate employment with the Company.
(b) Executive’s employment shall terminate upon written notice by the Company to Executive (or, if earlier, to the extent consistent with the requirements of Section 409A, to the extent applicable, upon the expiration of the twenty-nine (29)-month period commencing upon Executive’s absence from work) if, by reason of Disability, Executive is unable to perform her duties for at least six continuous months. Any termination of employment pursuant to this Section 4(b) shall be treated for purposes of the Severance Plan and the definition of “Change of Control Termination” at subsection (f) of Exhibit A as a termination of employment by reason of Disability.
(c) Whenever her employment shall terminate, Executive shall resign (or, in the absence of an affirmative resignation, shall be deemed to have resigned) from all offices or other positions she shall hold with the Company and any affiliates, including all positions on the Board. For the avoidance of doubt, the Employment Period shall terminate upon termination of Executive’s employment for any reason.
5.    BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.
(a) Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date and such termination of employment is a Qualifying Termination within the meaning of the Severance Plan, then Executive shall be eligible for the compensation and benefits specified in Section 6 of the Severance Plan in accordance with and subject to the terms thereof, including, without limitation, Section 8 thereof. No other benefits shall be paid upon such a Qualifying Termination.
(b) Termination on the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date. Unless the Company in connection with such termination on the End Date shall offer to Executive continued service in a position on reasonable terms (within the meaning of the Severance Plan), Executive’s employment shall be treated as having been terminated in a Qualifying Termination (within the meaning of the Severance Plan) on the day immediately preceding the End Date and Executive shall be entitled to the compensation and benefits described in Section 6 of the Severance Plan in accordance with and subject to the terms thereof, including, without limitation, Section 8 thereof. If the Company in connection with such termination offers to Executive continued service in a position on reasonable terms (within the meaning of the Severance Plan), and Executive declines such service, she shall be treated for all purposes of this Agreement as having terminated her employment voluntarily on the End Date and she shall be entitled only to those benefits to which she would be entitled under Section 6(a) (“Retirement or Other Voluntary Termination of Employment”).
6.    OTHER TERMINATION.
(a) Retirement or Other Voluntary Termination of Employment. If Executive terminates her employment voluntarily or elects to retire from service with the Company, Executive shall be entitled to the compensation and benefits specified in Section 7 of the Severance Plan in accordance with and subject to the terms thereof, including, without limitation, Section 8 thereof. No other benefits shall be paid upon a voluntary termination of employment.
(b) Termination for Cause. If the Company should terminate Executive’s employment for Cause, all compensation and benefits otherwise payable pursuant to this Agreement and the Severance Plan shall cease, other than (x) such vested amounts as are credited to Executive’s account (but not received) under the ESP and the frozen GDCP; (y) any vested benefits to which Executive is entitled under the Company’s tax-qualified plans; and (z) Stock Incentive Plan benefits, if any, to which Executive may be entitled under Sections 3(b) (Existing Awards) and 3(c) (New Awards), in each case, in accordance with and subject to the terms of the applicable plan, program or arrangement and the post-termination obligations under Section 8 of the Severance Plan. In addition and notwithstanding anything to the contrary in this Agreement, the Severance Plan or the terms of the applicable plan, program or arrangement, if the Company should terminate Executive’s employment for Cause, but not on a basis that includes a breach described in clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, Executive will retain the right to receive her vested SERP benefit; any vested Employer Credit Account (as such term is defined in the ESP), it being understood that, as of the Effective Date, Executive has no Employer Credit Account under the ESP; and any then-vested stock options under the Stock Incentive Plan, in each case determined in accordance with the applicable plan, program or arrangement but disregarding any provision under such plan, program or arrangement that would provide for forfeiture upon a termination for cause (collectively, “Specified Accrued Benefits”); provided, for the avoidance of doubt, that Executive’s right to receive or retain Specified Accrued Benefits following a termination of employment for any reason is conditioned upon compliance with her obligations under Section 8 of this Agreement and Section 8 of the Severance Plan, and that if the Company should terminate Executive’s employment for Cause on a basis that included a breach described in clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, Executive will not be entitled to receive or retain any Specified Accrued Benefits. The Company does not waive any rights it may have for damages or for injunctive relief or any rights it may have with respect to the forfeiture or recovery of compensation under Section 8 of this Agreement or Section 8 of the Severance Plan, or otherwise under applicable law.
7.    CHANGE OF CONTROL. Upon and following a Change of Control occurring during the Employment Period, (i) Executive’s employment under this Agreement shall continue indefinitely without regard to the End Date, Section 5(b) or Section 6(a), subject, however, to termination by either party or by reason of Executive’s death or Disability in accordance with the other provisions of this Agreement; and (ii) in the event of a Change of Control Termination Executive shall be entitled to the payments and benefits under the provisions of Section C.1 of Exhibit C in accordance with and subject to all the terms of this Agreement and, for the avoidance of doubt, shall not be entitled to any payments or benefits under the Severance Plan. Additional provisions that may be relevant upon and following a Change of Control are found in Exhibit C.
8.    AGREEMENT NOT TO SOLICIT; OTHER OBLIGATIONS.
(a) Executive acknowledges and agrees that, during the Employment Period and following a termination of employment for any reason (including without limitation, for the avoidance of doubt, whether or not Executive is entitled to any Severance Benefits within the meaning of the Severance Plan), Executive shall be irrevocably bound by the limitations of this Section 8.
(b) During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Company and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Company or its Subsidiaries, or recommend to any protected person any employment or engagement other than with the Company or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by the Company or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of

“protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.
(c) Executive shall never use or disclose any confidential or proprietary information of the Company or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to the Company and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of the Company and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of the Company and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Company may specify all Documents then in Executive’s possession or under her control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that she has returned all such Documents in Executive’s possession or under her control. Executive cannot be held criminally or civilly liable under any federal or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if she unlawfully accesses trade secrets or confidential information by unauthorized means. Nothing in this Agreement (i) limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires Executive to notify the Company about such communication. An inadvertent breach by Executive of the confidentiality provisions of this Section 8(c) or Section 8(c) of the Severance Plan that causes no material harm to the business of the Company or its Subsidiaries shall not constitute a breach of this Section 8(c) or Section 8(c) of the Severance Plan or serve as a basis for a termination of Executive’s employment for Cause under clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, notwithstanding any inconsistent provision in any agreement, plan, program or arrangement, including without limitation the Severance Plan.
(d) If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, Executive breaches any provision of this Section 8, the Company’s obligation, if any, to pay benefits under the Severance Plan, including without limitation any SERP benefits, shall forthwith cease and Executive (or, if Executive shall have died, her legal representative) shall immediately forfeit and disgorge to the Company, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid or payable to Executive under the Severance Plan, including without limitation any SERP benefits; (ii) any unexercised stock options and stock appreciation rights held by Executive; (iii) if any other stock-based award vested in connection with or following termination of the Employment Period, or at any time subsequent to such breach, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and (iv) in respect of each stock option or stock appreciation right exercised by Executive within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8(d), the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by Executive.
(e) Executive shall notify the Company immediately upon securing employment or becoming self-employed at any time within the Nonsolicitation Period and shall provide to the Company such details concerning such employment or self-employment as it may reasonably request in order to ensure compliance with the terms hereof.
(f) Executive hereby advises the Company that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Company and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on her behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Section 8, the harm to the Company and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it and notwithstanding Section 15, have the right to preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, or for any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Section 8, in order that the Company shall have the agreed-upon temporal protection recited herein.
(g) Executive agrees that if any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. Executive further agrees that the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.
(h) Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of her employment with the Company will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign this Agreement.
(i) The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of this Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by the Company of any other provision of this Agreement.
9.    ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that stock issuable and awards and payments payable to her after her death shall be made to her estate except as otherwise provided by the applicable plan or award documentation, if any.
10.    NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by (i) mailing the same by certified or registered mail, return receipt requested, postage prepaid or (ii) consigning the same for next business day delivery by a private delivery service specified in IRS Notice 2016-30 or any successor guidance (as of the date of execution of this Agreement, DHL Express, Federal Express and UPS). If sent to the Company the same shall be addressed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive, with a copy to the Company’s General Counsel at the same address; and if sent to Executive, the same shall be addressed to Executive at her address as set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.
11.    CERTAIN EXPENSES. The Company shall bear the reasonable fees and costs of Executive’s legal and financial advisors incurred in negotiating this Agreement.

12.    WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder that is payable by reason of termination of Executive’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time Executive is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after Executive’s termination (or, if earlier, the date of Executive’s death). The parties hereto acknowledge that in addition to any delay required under Section 12(b), it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for Executive, and (ii) not adverse to the interests of the Company. Executive acknowledges that she has reviewed the provisions of this Agreement with her advisors and agrees that except for the payments described in Section 6(b) of the Severance Plan and Section C.1(b) of this Agreement, the Company shall not be liable to make Executive whole for any taxes that may become due or payable by reason of this Agreement or any payment, benefit or entitlement hereunder or under the Severance Plan.
13.    RELEASE. Except for payment of any accrued and unpaid Base Salary and subject to such exceptions as the Company in its discretion may determine for the payment of other amounts accrued and vested prior to the Date of Termination, any obligation of the Company to provide compensation or benefits under Section 7 of the Severance Plan or Section C.1 of Exhibit C of this Agreement, and (to the extent permitted by law) any vesting of unvested compensation or benefits in connection with or following Executive’s termination of employment, are expressly conditioned on Executive’s execution and delivery to the Company of an effective release of claims (in the form of release that would satisfy the requirements for a Release of Claims under the Severance Plan) as to which all applicable rights of revocation, as determined by the Company, shall have expired prior to the sixtieth (60th) calendar day following the Date of Termination (any such timely and irrevocable release, the “Release of Claims”); provided, that in the event of Executive’s death or incapacity where for unanticipated reasons it is not reasonably practicable for Executive or her representative to give an irrevocable Release of Claims within such period, the Committee shall consider an extension of the period for delivery of an irrevocable Release of Claims on a basis that in the Committee’s reasonable determination is consistent with Section 409A and adequately protects the interests of the Company. Any compensation and benefits that are conditioned on the delivery of the Release of Claims under this Section 13 and that otherwise would have been payable prior to such sixtieth (60th) calendar day (determined, for the avoidance of doubt, after taking into account any other required delays in payment, including any six-month delay under Section 12) shall, if the Release of Claims is delivered, instead be paid on such sixtieth (60th) day, notwithstanding any provision of this Agreement regarding the time of such payments.
14.    GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.
15.    ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to

Executive’s employment with, or compensation or benefits from, the Company or the termination thereof, including any claim for discrimination under any local, state, or federal employment discrimination law (including, but not limited to, M.G.L. c.151B), and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall (except as otherwise provided in Section 8(f)) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon any award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.
16.    TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE. All references in the Agreement to termination of employment, a termination of the Employment Period, or separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the Date of Termination in any such case shall be construed to mean the date of the Separation from Service.
17.    WAIVER. The Board or a committee thereof may waive any obligation of Executive under or restriction imposed upon Executive by the Agreement, but no such waiver shall be construed as a waiver of any other provision of the Agreement.

18.    ENTIRE AGREEMENT. Nothing contained in this Agreement shall supersede, limit or otherwise modify the terms and provisions of the Severance Plan, except as expressly provided in the Severance Plan, and in the event of any inconsistency between the provisions of this Agreement and the provisions of the Severance Plan, the provisions of the Severance Plan shall control. Subject to the foregoing, this Agreement, including Exhibits (which are hereby incorporated by reference), represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company and supersedes all prior written or oral agreements, including, without limitation, the Prior Agreement, between them. Notwithstanding the generality of the two immediately preceding sentences, nothing in this Section 18 shall in any way limit or impair, or result in any limitation or impairment of, Section 6(b) of this Agreement, the last sentence of Section 8(c) of this Agreement, or Section C.5(a) of Exhibit C of this Agreement, which shall control notwithstanding any contrary or inconsistent provision in the Severance Plan or any other plan, program, arrangement or agreement.

/s/ Carol Meyrowitz
Executive

THE TJX COMPANIES, INC.

By: /s/ Scott Goldenberg

EXHIBIT A

Certain Definitions
(a) “Base Salary” means, for any period, the amount described in Section 3(a).
(b) “Board” means the Board of Directors of the Company.
(c) “Cause” means

(I)	material and willful dishonesty (such as, but not limited to, fraud, embezzlement, misappropriation, theft, or bribery) by Executive in the performance of her duties;

(II)
conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable written policy or directive of the Board);

(III)
willful neglect of Executive’s material duties (other than as a result of Disability), which neglect is not cured by Executive after having been given at least thirty (30) days’ written notice by the Company that apprises Executive of the nature of the neglect to be cured, or which neglect, if previously cured, recurs;

(IV)
material conflict of interest in violation of a written policy or policies of the Company which continues for sixty (60) days after the Company gives written notice to Executive that apprises Executive of the nature of the conflict and requests the cessation of such conflict;

(V)
willful misconduct that is a violation of a written policy or policies of the Company (such as, but not limited to, a written policy or policies regarding substance abuse, harassment, or workplace violence) and which is materially harmful to the reputation or business of the Company; or

(VI)	a breach of Section 8 of this Agreement or of the Executive’s obligations under Section 8 of the Severance Plan.
For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
The Company must act reasonably and in good faith with respect to any termination for Cause. Any determination by the Company of the occurrence of Cause must be based on an appropriate investigation. A termination of employment for Cause shall not take effect unless

Executive is given written notice by the Company of such termination and the notice specifically identifies the basis for such termination.
Notwithstanding any other provision of this Agreement, if grounds for a termination for Cause existed in connection with any termination of employment for any reason occurring outside of a Standstill Period, the Company, subject to the foregoing provisions of this subsection (c), may elect to treat such termination as a termination for Cause in which case Executive will not be entitled to receive or retain any benefits under the Severance Plan, other than, for the avoidance of doubt, any Specified Accrued Benefits to which Executive would remain entitled in accordance with and subject to Section 6(b) of this Agreement.
In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with her counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of her Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to her Base Salary for such period), (B) a determination by a majority of the Board that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of her previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of her previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank. The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A or the requirements for exemption from Section 409A.
(d) “Change in Control Event” means a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.
(e) “Change of Control” has the meaning given it in Exhibit B.
(f) “Change of Control Termination” means the termination of Executive’s employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death or Disability.
For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of her employment within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described below; provided, that Executive gives notice to the Company within sixty (60) days of the first occurrence of any such event or condition, requesting that the pertinent event or condition described therein be remedied, and the situation remains unremedied upon expiration of the thirty (30)-day period commencing upon receipt by the Company of such notice:

(I)
the assignment to her of any duties inconsistent with her positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect her to such positions, except in connection with the termination of Executive’s employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment or any material adverse change (including a material increase in overall time commitment) in such position, authority, duties or responsibilities; or

(II)
if Executive’s rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive’s total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

(III)
the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

(IV)	any purported termination of Executive’s employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (c) above; or

(V)	any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

(VI)	any other breach by the Company of any provision of this Agreement; or

(VII)
the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the Executive Compensation Committee of the Board.
(i) “Date of Termination” means the date on which Executive’s employment terminates.
(j) “Disabled”/“Disability” means a medically determinable physical or mental impairment that (i) can be expected either to result in death or to last for a continuous period of not less than six months and (ii) causes Executive to be unable to perform the duties of her position of employment or any substantially similar position of employment to the reasonable satisfaction of the Committee.
(k) “End Date” has the meaning set forth in Section 1 of the Agreement.
(l) “ESP” means the Company’s Executive Savings Plan, as it may be amended and including any successor.
(m) “GDCP” means the Company’s General Deferred Compensation Plan.
(n) “LRPIP” has the meaning set forth in Section 3(b) of the Agreement, as it may be amended and including any successor.
(o) “MIP” has the meaning set forth in Section 3(b) of the Agreement, as it may be amended and including any successor.
(p) “Section 409A” means Section 409A of the Code.
(q) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.
(r) “SERP” means the Company’s Supplemental Executive Retirement Plan, as it may be amended and including any successor.

(s) “Severance Plan” means the Company’s Executive Severance Plan as applicable to Executive (i.e., for the avoidance of doubt, the Executive Severance Plan as modified by the participation agreement with respect thereto between the Company and Executive), all as it or they may be amended and including any successor.
(t) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.
(u) “Standstill Period” means the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.
(v) “Stock Incentive Plan” has the meaning set forth in Section 3(b) of the Agreement.
(w) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

EXHIBIT B

Definition of “Change of Control”
“Change of Control” shall mean the occurrence of any one of the following events:
(a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term “Person” hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or
(b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Board; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or
(c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Board; or
(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as

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ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).
In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:
“Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board shall expressly so determine in any future transaction or transactions.
A Person shall be deemed to be the “owner” of any Common Stock:
(i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or
(ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or
(iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.
An “Executive Related Party” shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

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EXHIBIT C

Change of Control Benefits
C.1.     Benefits Upon a Change of Control Termination. Executive shall be entitled to the payments and benefits described in this Section C.1 in the event of a Change of Control Termination.
(a) The Company shall pay to Executive:
(1)(A) as hereinafter provided, an amount equal to the sum of (i) two times her Base Salary for one year (based on Executive’s FY2016 salary rate) plus (ii) two times the target award opportunity most recently granted to Executive prior to the Change of Control under MIP, which opportunity (if expressed as a percentage of Base Salary) shall be determined by reference to Executive’s Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher; plus (B) within thirty (30) days following the Change of Control Termination, the accrued and unpaid portion of her Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under (1)(A)(i) above shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (1)(A)(i) above is measured. To avoid duplication of benefits, if for any period Executive receives long-term disability benefits under the Company’s long-term disability plan as well as payments under the first sentence of this subsection (a), and if the sum of such payments for any period exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), Executive shall promptly pay such excess in reimbursement to the Company; and
(2) as hereinafter provided, and in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or C participant (determined after taking into account Section 3(d) of the Agreement), whichever is greater, applying the following rules and assumptions:
(A) The monthly benefit under SERP determined using the foregoing criteria shall be multiplied by twelve (12) to determine an annual benefit; and
(B) The tentative present value of such annual benefit shall be determined by multiplying the result in (A) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive’s age to the nearest year determined as of that date. The appropriate factor shall be that based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred to Age [X] and Payable for Life Thereafter -- Healthy Lives,” where “Age [X]” is Executive’s age to the nearest year at the Date of Termination. The benefit determined under this clause (B) shall be the greater of (i) the tentative present value determined in accordance with the foregoing provisions of this clause (B), and (ii) the amount of Executive’s SERP benefit (for the avoidance of doubt, after taking into account the vesting, service crediting, and interest rate rules of Section 3(d) of the Agreement) assuming payment under Section 7.2(a)(ii) of SERP, determined without regard to the first two sentences of this clause (B) and without regard to any election of another form of benefit, or any delay, under Section 7.2(b) of SERP.
(C) The benefit determined under (B) above shall be reduced by the value of any portion of Executive’s SERP benefit already paid or provided to her in cash or through the transfer of an annuity contract.
If the Change of Control Termination occurs in connection with a Change of Control that is also a Change in Control Event, the amounts described in clause (1)(A) and clause (2) of this Section C.1.(a) shall be paid in a lump sum on the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), unless Executive is not a Specified Employee on the relevant date, in which case the amount described in this subsection (a) shall instead be paid thirty (30) days following the date of the Change of Control Termination. If the Change of Control Termination occurs more than two years after a Change in Control Event or in connection with a Change of Control that is not a Change in Control Event, the amounts described in clause (1)(A) and clause (2) of this Section C.1(a) shall be paid, except as otherwise required by Section 12 of the Agreement, in the same manner as Base Salary continuation and any SERP benefits, as applicable, would have been paid in the case of a Qualifying Termination under the Severance Plan.
(b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and her family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control (and, for the avoidance of doubt, on a basis not less favorable, in the case of group health plan coverage, than as described in Section 6(b) of the Severance Plan), provided, that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, or if the Company in its discretion determines that continued participation on such basis could give rise to a tax or penalty, the Company shall provide for a comparable alternative arrangement (which may consist of a cash payment) in lieu of continued coverage, any such arrangement, to the extent taxable to Executive, to be provided on a basis that to the maximum extent possible consistent with the intent of this subsection (b) and with Section C.2 is tax neutral to Executive. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.
(c) On the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), the Company shall pay to Executive or her estate, in lieu of any automobile allowance, the present value of the automobile allowance (at the rate in effect prior to the Change of Control (or immediately prior to the Date of Termination if greater)) it would have paid for the two years following the Change of Control Termination (or until the earlier date of Executive’s death, if Executive dies prior to the date of the payment under this Section C.1(c)); provided, that if the Change of Control is not a Change of Control Event, such amount shall instead be paid in the same manner as Executive’s automobile allowance would have been paid in the case of a termination by the Company other than for Cause under Section 6 of the Severance Plan; and further provided, that if Executive is not a Specified Employee on the relevant date, any lump sum payable under this Section C.1(c) shall instead by paid within thirty (30) days following the Change of Control Termination.
C.2. Payment Adjustment. Payments under this Exhibit C shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Section C.1 or Section C.3 of this Exhibit, or by an adjustment to the vesting of any equity-based or other awards that would otherwise vest on an accelerated basis in connection with the Change of Control, amounts payable under Section C.1 and Section C.3 of this Exhibit shall be reduced and the vesting of equity-based and other awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Section C.1(a)(1)(A) of this Exhibit, then against any benefits payable under Section C.3 of this Exhibit, then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change of Control, then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change of Control, and finally against all other payments, if any. The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section C.2 shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
C.3. Settlement of MIP and LRPIP. Upon the occurrence of a Change of Control, Executive’s interest in MIP and LRPIP shall be settled automatically by the payment to Executive, in a lump sum within thirty (30) days following the Change of Control, of an amount equal to the sum of Executive’s target award opportunities with respect to each award granted to Executive under MIP and LRPIP for the fiscal year (in the case of MIP), and any performance cycle (in the case of LRPIP), that begins before and ends after the date of the Change of Control;

provided, that for purposes of this Section C.3, unless Executive has been granted new award opportunities under MIP for such fiscal year and under LRPIP for the performance cycle commencing with such fiscal year, Executive’s most recent target award opportunities under MIP and LRPIP shall be deemed to have been granted to Executive under MIP and LRPIP with respect to such fiscal year and such performance cycle, respectively.
C.4 Other Benefits. In addition to the amounts that may be payable under Sections C.1 or C.3 (but without duplication of any payments or benefits to which Executive may be entitled under any provision of this Agreement, and subject to Section C.2), upon and following a Change of Control Executive or her legal representative shall be entitled to: (i) her Stock Incentive Plan benefits, if any, under Section 3(b) (Existing Awards) and Section 3(c) (New Awards); and (ii) any unpaid amounts to which Executive is entitled under MIP with respect to any fiscal year completed prior to the Change of Control, or under LRPIP with respect to any performance cycle completed prior to the Change of Control; and (iii) the payment of her vested benefits under the plans described in Section 3(d) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP, in each case, in accordance with and subject to the terms of the applicable plan, program or arrangement..
C.5. Noncompetition; No Mitigation of Damages; etc.
(a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of her employment, whether contained in an agreement or a plan, including without limitation the Severance Plan, shall no longer be effective. The immediately preceding sentence shall apply notwithstanding any inconsistent provision in any such agreement or plan, including without limitation the Severance Plan.
(b) No Duty to Mitigate Damages. Executive’s benefits under this Exhibit C shall be considered severance pay in consideration of her past service and her continued service from the date of this Agreement, and her entitlement thereto shall neither be governed by any duty to mitigate her damages by seeking further employment nor offset by any compensation which she may receive from future employment.
(c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, reasonably incurred by Executive in contesting or disputing that the termination of her employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Bank of America, or its successor, until paid in full. All payments and reimbursements under this Section shall be made consistent with the applicable requirements of Section 409A.
(d) Notice of Termination. During a Standstill Period, Executive’s employment may be terminated by the Company only upon thirty (30) days’ written notice to Executive.

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